[WACHOVIA LOGO]
--------------------------------------------------------------------------------
NEWS ANNOUNCEMENT
                                                      Wachovia Corporation
                                                      Atlanta, GA 30383
                                                      Winston-Salem, NC 27150

EDITOR'S NOTICE: A CONFERENCE CALL TO ANSWER MEDIA QUESTIONS WILL BE HELD TODAY AT 2:30 P.M. TO PARTICIPATE, CALL 1-800-611-1148.

For Additional Information:
Wachovia - Ed L. Hutchins, 336-732-4200 (Home 336-761-1532)
OFFITBANK representative, Robert W. Bloch, 212-755-8047
(Home 212-734-6425/203-264-3250)
May 13, 1999

For Release: Immediately

     OFFITBANK, A LEADING WEALTH MANAGEMENT COMPANY, TO MERGE WITH WACHOVIA

     Wachovia Corporation and OFFITBANK Holdings Inc. today announced an agreement in which OFFITBANK Holdings, a privately held holding company headquartered in New York City, will merge with Wachovia. OFFITBANK, the principal subsidiary, is a state-chartered trust bank providing wealth management services for individuals, family groups, nonprofit organizations and other institutions. The Merger is subject to the approval of federal and state regulators.

     OFFITBANK presently has nearly $11 billion in assets under management. The bank has offices in New York City and San Francisco and serves more than 350 individual clients in 28 states, Latin America, Europe and Asia. Approximately 60 percent of the company's portfolio is comprised of managed account relationships of $30 million or more. In addition, the company provides services to more than 100 nonprofit organizations and other institutions.

     The transaction will be accounted for as a purchase and provides for a tax-free exchange of 0.2284 of a share of Wachovia Corporation common stock for each OFFITBANK share. The transaction is valued at an estimated $200 million based on Wachovia's May 12 closing stock price and is expected to close in the third quarter. The agreement provides for a retention pool of $3.5 million in restricted stock for key employees.

     Wachovia intends to repurchase in the open market or otherwise a number of shares of Wachovia common stock approximately equal to the number of shares issued in the merger. These repurchases will be in addition to Wachovia's previously announced repurchase plan.

     "OFFITBANK will bring to Wachovia a proven wealth management business model for serving the needs of individuals with investable assets of $10 million or more," said L.M. Baker Jr., Wachovia chairman and chief executive officer. "This outstanding organization will complement services provided by IJL Wachovia's financial consultants and the successful Private Financial Advisors' strategy Wachovia has developed to serve affluent individuals."

     OFFITBANK will retain its name and be known as a Wachovia Corporation company. Morris W. Offit will continue as chief executive officer of the company and become a director of

Wachovia/OFFITBANK page two


Wachovia upon consummation of the transaction. The headquarters will remain in New York City. No job losses are anticipated, and the firm will expand its staff as business opportunities grow.

     "The wealth management market offers the opportunity to combine the strengths of our two organizations to become a preeminent provider of comprehensive wealth management services," said Offit. "The goals we are pursuing for the company in 1999 include both geographic and product expansion, and by joining with Wachovia we can accomplish both."

     Directors and executive officers holdings in excess of 50 percent of OFFITBANK's stock have agreed to vote in favor of the merger. In addition, OFFITBANK has agreed to pay a fee to Wachovia if the transaction is not consummated under certain circumstances.

     OFFITBANK was formed as Offit Associates, a registered investment adviser, in 1983. The firm converted to a New York State trust bank in July 1990. As a wealth management firm, OFFITBANK is recognized specifically for fixed income investment management. Currently, some $2.5 billion is invested in OFFITBANK mutual funds. OFFITBANK's Internet Web site is located at www.OFFITBANK.com.

     Prior to forming Offit Associates in 1983, Morris W. Offit held positions with Mercantile Safe Deposit and Trust Company, Baltimore; Salomon Brothers, New York; and Julius Baer Group, Zurich. He now serves as chairman and chief executive officer of OFFITBANK.

     He received a BA from The Johns Hopkins University and an MBA from the Wharton School of the University of Pennsylvania. Offit serves as a trustee of The Johns Hopkins University, where he served as chairman of the board from 1990-1996. He also is a trustee and a past chairman of The Jewish Museum and a trustee of The Jewish Theological Seminary, the Union Theological Seminary, Teachers College at Columbia University, Thirteen-WNET and the American Jewish Committee.

     Wachovia Corporation is a leading bank holding company with Wachovia Bank, N.A. its principal subsidiary. At March 31, 1999, Wachovia had $65.3 billion in assets and ranked 16th among U.S. banking firms. Wachovia Bank, N.A. has more than 700 offices and 1,300 ATMs in Florida, Georgia, North Carolina, South Carolina and Virginia. The Wachovia Web site can be accessed at www.wachovia.com.